UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2010

MODERN MEDICAL MODALITIES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	22-3059258
(State or other jurisdiction of	(I.R.S.Employer
incorporation or organization)	Identification Number)

439 Chestnut Street
    Union, New Jersey 07083
 (Address of principal executive offices, Zip code)

908-687-8840
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e -4©)

Item 1.01	Entry Into a Material Definitive Agreement.

On December 31, 2009, HealthIXS Corporation (“HealthIXS”), a Delaware corporation and wholly owned subsidiary of Modern Medical Modalities Corporation (“MODM”), entered into a Business Collaboration Agreement (the “Collaboration Agreement”) with RadNet Management, Inc., a California corporation (“RadNet Management”), and New Jersey Imaging Partners, Inc., a New Jersey corporation (“NJIP”), each of which is a wholly-owned subsidiary of RadNet, Inc., a Delaware corporation whose common stock is publicly traded on the NASDAQ Global Market under the symbol RDNT (“RDNT”).  RadNet Management and NJIP are referred to herein collectively as “RadNet”.  Pursuant to the Collaboration Agreement, RadNet agreed to license from HealthIXS, on a non-exclusive basis for an initial term of one year, the private labeled RadNet Derivative Information System (“RADIS”) based on proprietary software of HealthIXS designed to provide information technology services to the healthcare sector.  RadNet agreed to pay HealthIXS a cash license fee payable in 12 equal monthly installments, starting with the signing of the agreement, plus a single balloon payment in one year from the date of the agreement.  The amount of the fee is the subject of a confidential treatment request filed by MODM with the Securities and Exchange Commission.  For no additional fee, HealthIXS will provide RadNet with certain technical support and maintenance services with respect to the licensed RADIS product during the initial term of the Collaboration Agreement.   HealthIXS will retain all rights, title and interest in the HealthIXS and RADIS systems and related intellectual property rights; provided, however, that RadNet will own all rights, title and interest in custom software developed by HealthIXS exclusively for RADNET pursuant the Collaboration Agreement or statements of work thereunder. Either party may terminate the Collaboration Agreement in the event of any material breach by the other party if the breach continues and is not cured within 30 days of receipt of written notice from the non-breaching party.

The foregoing summary is qualified in its entirety by reference to the Collaboration Agreement which is attached as an exhibit to this Current Report.  As noted above, information relating to the cash license fee has been redacted and is the subject of a request for confidential treatment.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously reported, on November 19, 2009, MODM and its wholly-owned subsidiaries Union Imaging Associates, Inc. (“UIA”), Union Imaging Center, LLC (“UIC”) and PET Scan at Union Imaging, LLC (“PET”) (UIA, UIC and PET, each a “Seller Company”, collectively, the “Seller Companies”) entered into an Asset Purchase Agreement (the “Agreement”) with NJIP and RDNT, pursuant to which NJIP agreed to purchase substantially all of the assets of the Seller Companies that are used in connection with the Seller Companies’ diagnostic imaging business (the “Asset Sale”), for cash consideration of $5,000,000 (the “Cash Consideration”) plus 75,000 shares of restricted common stock of RDNT.  Other than in respect of the Asset Sale, there is no material relationship between NJIP or RDNT and MODM, or any of MODM’s affiliates, or any director or officer of MODM, or any associate of any such director or officer.

NJIP, RDNT and the Seller Companies have agreed that the Asset Sale closed as of 11:59 PM EST on December 31, 2009.  On the following business day, January 4, 2010, MODM received net cash proceeds of $2,231,162.77 after NJIP made payments out of the Cash Consideration to (i) an escrow agent in the amount of $300,000 to be released to MODM, subject to and in accordance with the Agreement, (ii) certain equipment lien holders for the purpose of satisfying outstanding financial obligations of MODM or the Seller Companies associated with such equipment, (iii) the State of New Jersey for the purpose of satisfying certain tax obligations of the Seller Companies, (iv) the principal radiologist associated with the Seller Companies’ diagnostic imaging business for monies owed, and (iv) the Seller Companies’ legal counsel for accrued legal services.  The RDNT Shares have been issued to MODM.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Business Collaboration Agreement, dated as of December 31, 2009, by and among HealthIXS Corporation, RadNet Management, Inc. and New Jersey Imaging Partners, Inc.  (Portions of this exhibit have been redacted and are the subject of a confidential treatment request filed with the Securities and Exchange Commission.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Modern Medical Modalities Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MODERN MEDICAL MODALITIES CORPORATION

Date: January 7, 2010	/s/ Baruh Hayut
Baruh Hayut, Chairman and Chief Executive Officer